EXHIBIT 77(D)

ITEM 77D -- POLICIES WITH RESPECT TO SECURITY INVESTMENTS

(1) At the February 25, 2004 meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change in the name of ING Eagle Asset Value Equity Portfolio to ING Eagle Asset Capital Appreciation Portfolio and non-fundamental investment strategy changes. These changes were made as the portfolio manager to the Portfolio was changed. The new investment strategy is listed below:

         INVESTMENT STRATEGY:

         The Portfolio normally invests at least 80% of its assets in equity securities of domestic and foreign issuers that meet quantitative standards relating to financial soundness and high intrinsic value relative to price. The equity securities in which the Portfolio invests include, common stocks, securities convertible into common stocks, options on equities and rights and warrants.

         Eagle Asset picks stocks from the 500 largest names in the Russell 1000(R) Index (by market capitalization). It focuses on securities with solid fundamentals, predictable growth and reasonable valuations relative to their peers. Unpredictable businesses, high multiple stocks, companies with unproven business models and businesses with no competitive advantage(s) are typically eliminated from consideration. This initial screening leaves a universe of about 150 above-average growth, predictable businesses that are the focus of an intense research process.

         The Portfolio Manager's Conservative Large Cap Equity team ("team") then develops an earnings model for each company in the resulting universe with each Co-Portfolio Manager on the team responsible for those stocks in his/her sector of expertise. The research process concentrates on determining sustainable long-term growth prospects. Finally, the team uses a quantitative relative valuation model to rank each stock based on the five year expected growth rate and relative valuation, and seeks to hold those stocks with the highest potential return.

         The Portfolio may invest up to 25% of its total assets in foreign issuers. The Portfolio may write covered put and call options and may purchase protective puts. It may also purchase uncovered puts and calls that expose up to 55% of the Portfolio's total assets, and may enter into financial futures contracts and options thereon and currency hedging transactions.

(2) At the February 25, 2004 meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change in the non-fundamental investment strategy of the ING FMR(SM) Diversified Mid Cap Portfolio (the "Portfolio"). This change was made as the portfolio manager to the Portfolio was changed. The new investment strategy is listed below:
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         INVESTMENT STRATEGY:

         The Portfolio Manager normally invests the Portfolio's assets primarily in common stocks. The Portfolio Manager normally invests at least 80% of the Portfolio's assets in securities of companies with medium market capitalizations. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment strategy. Although a universal definition of medium market capitalization companies does not exist, for purposes of this Portfolio, the Portfolio Manager generally defines medium market capitalization companies as those whose market capitalization is similar to the market capitalization of companies in the Russell MidCap Index or the Standard & Poor's MidCap 400 Index ("S&P MidCap 400 Index"). A company's market capitalization is based on its current market capitalization or its market capitalization at the time of the Portfolio's investment. Companies whose capitalization no longer meets this definition after purchase continue to be considered to have a medium market capitalization for purposes of the 80% policy. The size of companies in each index changes with market conditions and the composition of the index. The Portfolio Manager may also invest the Portfolio's assets in companies with smaller or larger market capitalizations.

         The Portfolio Manager may invest up to 25% of the Portfolio's assets in securities of foreign issuers, including emerging markets securities, in addition to securities of domestic issuers. The Portfolio Manager is not constrained by any particular investment style. At any given time, the Portfolio Manager may tend to buy "growth" stocks or "value" stocks, or a combination of both types.

         The Portfolio Manager relies on fundamental analysis of each issuer and its potential for success in light of its current financial condition, its industry position, and economic and market conditions. Factors considered include growth potential, earnings estimates and management. In buying and selling securities for the Portfolio, the Portfolio Manager invests for the long term and selects those securities it believes offer strong opportunities for long-term growth of capital and are attractively valued.

         The Portfolio Manager may use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the Portfolio's exposure to changing security prices or other factors that affect security values. If the Portfolio Manager's strategies do not work as intended, the Portfolio may not achieve its objective.

         In response to market, economic, political or other conditions, the Portfolio Manager may temporarily use a different investment strategy for defensive purposes. If the Portfolio Manager does so, different factors could affect the Portfolio's performance and the Portfolio may not achieve its investment objective.

(3) At the April 15, 2004 meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change in the name of the ING Goldman Sachs Internet Tollkeeper(SM) Portfolio to the ING Goldman Sachs Tollkeeper(SM) Portfolio (the "Portfolio"). In
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addition, the non-fundamental investment strategy and the portfolio manager to the Portfolio were changed. The new investment strategy is listed below:

         INVESTMENT STRATEGY:

         The Portfolio invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at time of investment) in equity investments in "Tollkeeper" companies, which are high-quality technology, media or service companies that adopt or use technology to improve cost structure, revenue opportunities or competitive advantage. The Portfolio will provide shareholders with at least 60 days' prior notice of any changes in this investment strategy. The Portfolio seeks to achieve its investment objective by investing in equity investments of companies that the Portfolio Manager believes are well positioned to benefit from the proliferation of technology. In general, the Portfolio Manager defines a Tollkeeper company as a company with predictable, sustainable or recurring revenue streams. The Portfolio Manager anticipates that Tollkeeper companies may increase revenue by increasing "traffic," or customers and sales, and raising "tolls," or prices, and margins. The Portfolio Manager does not define companies that are capital intensive, low margin businesses as Tollkeepers (although the Portfolio may invest in such companies as part of the Portfolio's 20% basket of securities which are not or may not be defined as Tollkeepers).

         The Portfolio Manager believes that the characteristics of many Tollkeeper companies should enable them to consistently grow their businesses. Such characteristics include:

                  -        Strong brand name

                  -        Dominant market share

                  -        Recurring revenue streams

                  -        Free cash flow generation

                  -        Long product life cycle

                  -        Enduring competitive advantage

                  -        Excellent management

         The Internet is an example of a technology that the Portfolio Manager believes will drive growth for many Tollkeeper companies. The Internet's significant impact on the global economy has changed and will continue to change the way many companies operate. Business benefits of the Internet include global scalability, acquisition of new clients, new revenue sources and increased efficiencies. Tollkeeper companies adopting Internet technologies to improve their business model include technology, media and service companies.

         Due to its focus on technology, media and service companies, the Portfolio's investment performance will be closely tied to many factors that affect technology, media and service companies. These factors include intense competition, consumer preferences,
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         problems with product compatibility and government regulation.
         Tollkeeper securities may experience significant price movements caused by disproportionate investors optimism or pessimism with little or no basis in fundamental economic conditions. As a result, the Portfolio's net asset value is more likely to have greater fluctuation than that of a portfolio that is more diversified or invests in other industries.

         The Portfolio Manager may temporarily change its usual strategies if it believes economic conditions make it necessary to try to protect the Portfolio from potential loss. In this case, the Portfolio may invest more significantly in U.S. government securities, repurchase agreements collateralized by U.S. government securities, CD's, bankers' acceptances, repurchase agreements, commercial paper, bank instruments, and non-convertible preferred stocks or corporate bonds with a maturity of less than one year, which may prevent the Portfolio from achieving its investment goal.

         The Portfolio may change any of these investment policies (including its objective) without shareholder approval.

(4) At the April 15, 2004, meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change to the non-fundamental investment strategy of the ING Limited Maturity Bond Portfolio. The new investment strategy is listed below:

         INVESTMENT STRATEGY:

         The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets (plus borrowing for investment purposes) in a diversified portfolio of bonds that are primarily limited maturity debt securities. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy. These short-to intermediate-term debt securities have remaining maturities of seven years or less. The dollar-weighted average maturity of the Portfolio generally will not exceed five years and in periods of rising interest rates may be shortened to one year or less.

         The Portfolio Manager utilizes the following decision making process to achieve the Portfolio's objectives:

                  - ACTIVE DURATION MANAGEMENT. The average duration of the Portfolio is actively managed relative to the benchmark's average duration. In rising interest rate environments, the average duration will tend to be equal to or less than the benchmark and in falling interest rate environments, the average duration will tend to be greater than the benchmark;
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                  -        YIELD CURVE ANALYSIS. The yield curve shape is
                           assessed to identify the risk/reward trade-off of maturity decisions and market expectations of future interest rates;

                  - SECTOR SELECTION. Sectors are overweighted or underweighted relative to the benchmark based on sector analysis and market opportunities. Sectors are broadly defined to include U.S. treasury securities, U.S. government agency securities, corporate securities, mortgage-backed securities, asset-backed securities and money market securities. The Portfolio Manager may further evaluate groupings within sectors such as various industry groups within the corporate securities sector (e.g., finance, industrials, utilities, etc.); and

                  - SECURITY SELECTION. The Portfolio Manager emphasizes individual securities with positive credit fundamentals, liquidity and relative value within their respective sectors.

         The Portfolio invests in non-government securities only if rated Baa3 or better by Moody's Investors Service, Inc. ("Moody's") or BBB- or better by Standard & Poor's Corporation ("S&P") or, if not rated by Moody's or S&P, the Portfolio Manager determines at the time of investment that they are of comparable quality. Money market securities must be rated in the two highest rating categories by Moody's (P-1 or P-2) or S&P (A-1+, A-1 or A-2), or determined to be of comparable quality by the Portfolio Manager. For a description of bond ratings, please refer to the Statement of Additional Information.

         Instruments that are eligible for investment by the Portfolio include: corporate securities, mortgage-backed securities (including commercial and stripped mortgage-backed securities); collateralized mortgage obligations; GNMA certificates, asset-backed securities; variable and floating rate securities; debt securities with special features such as puts or maturity extension arrangements; Guaranteed Investment Contracts; U.S. treasury securities and U.S. government agency securities; municipal securities; money market securities, such as commercial paper, certificates of deposit, banking obligations, and bankers' acceptances; repurchase agreements and reverse repurchase agreements; dollar rolls, U.S. dollar-denominated foreign securities, sovereign debt (up to 10% of total assets); supranational organizations; shares of other investment companies; derivatives (including but not limited to forward currency contracts, options on foreign currencies, futures contracts, options on futures contracts, options (including call, put, dealer, exchange-traded, OTC, and stock index) and swaps) which could be used for hedging purposes, credit-linked notes, structured securities; trust-preferred securities; warrants; real estate investment trusts; and zero coupon and pay-in-kind bonds. In addition, private placements of debt securities (which are often restricted securities) are eligible for purchase along with other illiquid securities, subject to appropriate limits.
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         The Portfolio may borrow up to 10% of the value of its net assets. This amount may be increased to 25% for temporary purposes. The Portfolio may also lend its securities.

         When the Portfolio Manager anticipates unusual market or other conditions, the Portfolio may temporarily depart from its principal investment strategies as a defensive measure. To the extent that the Portfolio invests defensively, the Portfolio likely will not achieve its investment objective.

         The Portfolio may engage in active and frequent trading to achieve its principal investment strategies. Frequent trading increases transaction costs, which could detract from the Portfolio's performance.

(5) At the April 15, 2004 meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change to the non-fundamental investment strategy of the ING Liquid Assets Portfolio (the "Portfolio"). The new investment strategy allows the Portfolio to invest in the following dollar denominated money market instruments:

         - debt securities with special features such as puts, or maturity extension arrangements;

         -        reverse repurchase agreements;

         -        structured securities; and Guaranteed Investment Contracts.

(6) At the February 25, 2004, meeting of the Board of Trustees (the "Board") of ING Investors Trust ("IIT"), the Board approved a change in the Sub-Adviser from Janus Capital Management, LLC to Legg Mason Funds Management, Inc. Accompanying the change in Sub-Adviser were modifications to the name, investment strategy and investment objective. The changes in the investment objective and strategy are listed below:

         FUND NAME:
         ING Legg Mason Value Portfolio

         INVESTMENT OBJECTIVE:
         Long-term growth of capital

         INVESTMENT STRATEGY:
         The Portfolio invests primarily in equity securities that, in the Portfolio Manager's opinion, offer the potential for capital growth. The Portfolio Manager follows a value discipline in selecting securities, and therefore seeks to purchase securities at large discounts to the Portfolio Manager's assessment of their intrinsic value. Intrinsic value, according to the Portfolio Manager, is the value of the company measured, to different extents depending on the type of company, on factors such as, but not limited to, the discounted value of its projected future free cash flows, the company's ability to earn returns on capital in excess of its cost of capital, private market values of similar companies and the costs to replicate the business. Qualitative factors, such as an assessment of the company's products, competitive positioning, strategy, industry
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         economics and dynamics, regulatory frameworks and more, are also important. Securities may be undervalued due to uncertainty arising from the limited availability of accurate information, economic growth and change, changes in competitive conditions, technological change, changes in government policy or geopolitical dynamics, and more. It should be noted that in this description of the criteria for selecting securities the word "value" is used in its natural sense rather than in the context often seen in current industry literature of "value" and "growth." Thus the Portfolio Manager may invest in securities which some analysts consider to be "value stocks" or "growth stocks." The Portfolio Manager takes a long-term approach to investing, generally characterized by long holding periods and low portfolio turnover. The Portfolio generally invests in companies with market capitalizations greater than $5 billion, but may invest in companies of any size.

         The Portfolio Manager may decide to sell securities given a variety of circumstances, such as when a security no longer appears to the manager to offer the potential for long-term growth of capital, when an investment opportunity arises that the manager believes is more compelling, or to realize gains or limit potential losses.

         The Portfolio may also invest in debt securities of companies having one or more of the above characteristics. The Portfolio may invest up to 25% of its total assets in long-term debt securities. Up to 10% of its total assets may be invested in debt securities rated below investment grade, commonly known as "junk bonds."

         For temporary defensive purposes, or when cash is temporarily available, the Portfolio may invest without limit in investment grade, short-term debt instruments, including government, corporate and money market securities. If the Portfolio invests substantially in such instruments, it may not be pursuing its principal investment strategies and may not achieve its investment objective.

         The Portfolio may change any of these investment policies (including its objective, which is non-fundamental) without shareholder approval.

(7) At the April 15, 2004 meeting of the Board of Trustees for ING Investors Trust (the "Board"), the Board approved modifying the investment strategy for ING Julius Baer Foreign Portfolio to state: "The Portfolio normally has a bias towards larger companies, but the Portfolio may also invest in small- and mid-sized companies."

(8) At the February 25, 2004 meeting of the Board of Trustees for ING Investors Trust (the "Board"), the Board approved modifying the investment strategy for ING MFS Mid Cap Growth Portfolio allowing the Portfolio to move from a non-diversified Portfolio to a diversified Portfolio.
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(9) At the April 15, 2004 meeting of the Board of Trustees for ING Investors
Trust (the "Board"), the Board approved modifying the non-fundamental investment strategy for ING UBS U.S. Balanced Portfolio as follows:

         INVESTMENT STRATEGY:

         The Portfolio Manager allocates the Portfolio's assets among the following classes, or types of investments: stocks, bonds, and short-term money market debt obligations. The stock class includes equity securities of all types, and the Portfolio Manager may purchase small, medium or large capitalization equity securities. The bond class includes all varieties of fixed-income securities, including lower-quality debt securities, maturing in more than one year. The short-term/money market class includes all types of short-term and money market instruments that are not in the bond class.

         The Portfolio Manager uses its judgment to place a security in the most appropriate class based on its investment characteristics. Fixed-income securities may be classified in the bond or short-term/money market class according to interest rate sensitivity as well as maturity. The Portfolio Manager may invest the Portfolio's assets in these classes by investing in other funds. Within the equity portion of the Portfolio, the Portfolio Manager generally selects securities whose fundamental values it believes are greater than their market prices. In this context, the fundamental value of a given security is the Portfolio Manager's assessment of what a security is worth. The Portfolio Manager bases its estimates of value upon economic, industry and company analysis, as well as upon a company's management team, competitive advantage and core competencies. The Portfolio Manager then compares its assessment of a security's value against the prevailing market prices with the aim of constructing a portfolio of stocks with attractive relative price/value characteristics.

         In selecting fixed income securities, the Portfolio Manager uses an internally developed valuation model that quantifies return expectations for all major domestic bond markets. The model employs a qualitative credit review process that assesses the ways in which macroeconomic forces (such as inflation, risk premiums and interest rates) may affect industry trends. Against the output of this model, the Portfolio Manager considers the viability of specific debt securities compared to certain qualitative factors, such as management strength, market position, competitive environment and financial flexibility, as well as certain quantitative factors, such as historical operating results, calculation of credit ratios, and expected future outlook. These securities will have an initial maturity of more than one year. The fixed income securities in which the Portfolio may invest will not have a maximum maturity limitation. The Portfolio may invest in both investment grade and high yield (lower-rated) securities or, if unrated, determined to be of comparable quality by the Portfolio Manager.

         The Portfolio Manager's fixed income strategy combines judgments about the absolute value of the fixed income universe and the relative value of issuer sectors, maturity
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         intervals, duration of securities, quality and coupon segments and specific circumstances facing the issuers of fixed income securities. Duration management involves adjusting the sensitivity to interest rates of the holdings. The Portfolio Manager manages duration by choosing a maturity mix that provides opportunity for appreciation while also limiting interest rate risk.

         The Portfolio may invest in cash or cash equivalent instruments, including shares of an affiliated investment company. When market conditions warrant, the Portfolio may make substantial temporary defensive investments in cash equivalents, which may affect its ability to pursue its investment objective.

         The Portfolio Manager may, but is not required to, use various techniques, such as buying and selling futures contracts, swaps and exchange traded funds, to increase or decrease the Portfolio's exposure to changing security prices, interest rates, or other factors that affect security values. If the Portfolio Manager's strategies do not work as intended, the Portfolio may not achieve its objective.

         In response to market, economic, political or other conditions, the Portfolio Manager may temporarily use a different investment strategy for defensive purposes. If the Portfolio Manager does so, different factors could affect the Portfolio's performance and the Portfolio may not achieve its investment objective.

         PORTFOLIO TURNOVER. The Portfolio generally intends to purchase securities for long-term investment, although, to a limited extent, the Portfolio may purchase securities in anticipation of relatively short-term price gains. Short-term transactions may also result from liquidity needs, securities having reached a price or yield objective, changes in interest rates or the credit standing of an issuer, or by reason of economic or other developments not foreseen at the time of the investment decision. The Portfolio may also sell one security and simultaneously purchase the same or a comparable security to take advantage of short-term differentials in bond yields or securities prices. Portfolio turnover rates are generally not a factor in making buy and sell decisions.

(10) At the April 15, 2004 meeting of the Board of Trustees for ING Investors Trust (the "Board"), the Board approved modifying the investment strategy for ING PIMCO High Yield Portfolio. The new investment strategy reads as follows:

         INVESTMENT STRATEGY:

         The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of high yield securities ("junk bonds") rated below investment grade but rated at least CCC/Caa by Moody's Investors Service, Inc., Standard and Poor's Rating Service, or Fitch, or if unrated, determined by PIMCO to be of comparable quality, subject to a maximum of 5% of total assets in CCC/Caa securities, determined at the time of investment. The Portfolio will
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         provide shareholders with at least 60 days' prior notice of any change in this investment policy.

         The remainder of the Portfolio's assets may be invested in investment grade fixed income instruments. The average portfolio duration of the Portfolio normally varies within a two-to six-year time frame based on PIMCO's forecast for interest rates. The Portfolio may invest up to 15% of its total assets in non-US dollar-denominated securities and may invest without limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio normally will hedge at least 75% of its exposure to non-U.S. dollar denominated securities to reduce the risk of loss due to fluctuations in currency exchange rates. The Portfolio also may invest up to 10% of its total assets in securities of issuers based in countries with developing (or "emerging markets") economies.

         Consistent with its investment strategy and policies, the Portfolio may invest in fixed income instruments which include, but are not limited to: securities issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises; corporate debt securities of U.S. and non-U.S. issuers, including convertible securities and corporate commercial paper; mortgage-backed and other asset-backed securities; inflation-indexed bonds issued both by governments and corporations; structured notes, including hybrid or "indexed" securities, event-linked bonds and loan participations; delayed funding loans and revolving credit facilities; bank certificates of deposit, fixed time deposits, and bankers' acceptances; repurchase agreements and reverse repurchase agreements; debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises; obligations of non-U.S. governments or their subdivisions, agencies, and government-sponsored enterprises; and obligations of international agencies or supranational entities. The Portfolio may invest in derivatives based on fixed income instruments.

         The Portfolio may invest in derivatives, and its net exposure to derivative securities may be equal to up to up 100% of its total assets in derivative instruments, such as options, futures contracts or swap agreements. The Portfolio may invest all of its assets in mortgage-or asset-backed securities. The Portfolio may lend its portfolio securities to brokers, dealers, and other financial institutions to earn income. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The "total return" sought by the Portfolio consists of income earned on the Portfolio's investments, plus capital improvements, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.

         The Portfolio may change any of these investment policies (including its objective, which is non-fundamental) without shareholder approval.
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(11) At the April 15, 2004 meeting of the Board of Trustees for ING Investors
Trust (the "Board"), the Board approved modifying the investment strategy for ING Stock Index Portfolio by adding the following paragraph:

         In the event that the Portfolio's market value is $50 million or less, in order to replicate investment in stocks listed on the S&P 500 Index, the Portfolio Manager may invest the entire amount of the Portfolio's assets in S&P 500 Index futures, in exchange traded funds (ETFs), or in a combination of S&P 500 futures and ETFs, subject to any limitation on the Portfolio's investments in such securities. ETFs are passively managed investment companies traded on a securities exchange whose goal is to track or replicate a desired index.

(12) During the 2004 annual up-date for ING Investors Trust, the investment strategy for ING Marsico Growth Portfolio was modified to read:

         INVESTMENT STRATEGY:

         The Portfolio invests primarily in equity securities selected for their growth potential. The Portfolio may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies.

         Marsico's investment approach generally combines "top-down" analysis of economic and social trends with "bottom-up" stock selection. Top-down analysis takes into consideration macro-economic factors such as interest rates, inflation, the regulatory environment and the global competitive landscape, as well as the most attractive global investment opportunities, industry consolidation, and the sustainability of economic trends. As the result of the "top-down" analysis, the Portfolio Manager identifies sectors, industries, and companies which should benefit from the overall trends the Portfolio Manager has observed. Bottom-up analysis emphasizes investments in individual companies with earnings growth potential that may not be recognized by the market at large. In determining whether a particular company may be a suitable investment, the Portfolio Manager focuses on a number of different attributes, including the company's specific market expertise or dominance; its franchise durability and pricing power; solid fundamentals (e.g., strong balance sheets, improving returns on equity, the ability to generate free cash flow, apparent use of conservative accounting standards, and transparent financial disclosure); strong and ethical management; apparent commitment to shareholder interest; and reasonable valuations in the context of projected growth rates.
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         If the Portfolio Manager is unable to find such investments, a significant portion of the Portfolio's assets may be in cash or similar investments. The Portfolio may also invest in:

                  - foreign securities (including in emerging or developing markets);

                  - forward foreign currency contracts, futures and options;

                  -        debt securities;

                  -        high-yield bonds (up to 35%) of any quality; and

                  - from time to time, the Portfolio may invest more than 25% of its total assets in securities of companies in one or more market sectors.

          When the Portfolio Manager believes that market conditions are unfavorable for profitable investing, or it is otherwise unable to locate attractive investment opportunities, the Portfolio's cash or similar investments may increase. In other words, the Portfolio may not always stay fully invested in stocks and bonds. Cash or similar investments generally are a residual -- they represent the assets that remain after the Portfolio Manager has committed available assets to desirable investment opportunities. Frequency of portfolio turnover will not be a limiting factor if the Portfolio Manager considers it advantageous to purchase or sell securities. Frequent trading increases transaction costs, which could detract from the Portfolio's performance.

(13) During the 2004 annual up-date for ING Investors Trust, the investment strategy for ING PIMCO Core Bond Portfolio was modified to read:

         INVESTMENT STRATEGY:

         The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets (plus borrowings for investment purposes) in a diversified portfolio of fixed income instruments of varying maturities. The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy. The average portfolio duration of the Portfolio normally varies within a three- to six-year time frame based on the Portfolio Manager's forecast for interest rates.

         The instruments in which the Portfolio may invest include: securities issued or guaranteed by the U.S. government, its agencies or governmental-sponsored enterprises; corporate debt securities of U.S. and non-U.S. issuers, including convertible, securities, preferred stock, corporate commercial paper, Yankees and Euros; mortgaged-backed and other asset-backed securities; inflation-indexed bonds issued both by governments and corporations; structured notes, including hybrid or "indexed" securities; event-linked bonds and loan participations; delayed funding loans and revolving credit facilities; bank certificates of deposit, fixed time deposits and bankers' acceptances; repurchase agreements and reverse repurchase agreements; debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises; obligations of non-U.S. governments or their subdivisions, agencies and government sponsored enterprises;

         obligations of international agencies or supranational entities; money-market instruments; collateralized debt securities; and collateralized debt obligations. The Portfolio may invest in derivatives based on fixed income instruments.

         The Portfolio invests primarily in investment-grade debt securities, but may invest up to 10% of its assets in high yield securities ("junk bonds") rated B at the time of investment or higher by Moody's or S&P or, if unrated, determined by the Portfolio Manager to be of comparable quality. The Portfolio may invest up to 20% of its assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers, including Yankees and Euros. The Portfolio may also use foreign currency options and foreign currency forward contracts to increase exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one country to another. The Portfolio will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

         The Portfolio may engage in derivative transactions on securities in which it is permitted to invest, on securities indexes, interest rates and foreign currencies. The Portfolio may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The Portfolio may seek without limitation to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The "total return" sought by the Portfolio consists of income earned on the Portfolio's investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.
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(14) During the 2004 annual up-date for ING Investors Trust, the investment strategy for ING Van Kampen Real Estate Portfolio was modified to read:

         INVESTMENT STRATEGY:

         The Portfolio invests at least 80% of its assets in equity securities of companies in the U.S. real estate industry that are listed on national exchanges or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Portfolio will provide shareholders with at least 60 days' prior notice of any change in this investment policy.

         The Portfolio Manager selects securities generally for long-term investment. The Portfolio invests the majority of its assets in companies in the United States real estate industry. A company is considered to be in the United States real estate industry if it meets the following tests: (1) a company is considered to be from the United States if its securities are traded on a recognized stock exchange in the United States, if alone or on a consolidated basis it derives 50% or more of its annual revenues from either goods produced, sales made or services performed in the United States or if it is organized or has a principal office in the United States; and (2) a company is considered to be in the real estate industry if it (a) derives at least 50% of its revenues or profits from the ownership, construction, management, financing or sale of residential, commercial or industrial real estate, or (b) has at least 50% of the fair market value of its assets invested in residential, commercial or industrial real estate.

         The Portfolio may invest more than 25% of its assets in any of the above sectors.

         The Portfolio focuses on real estate investment trusts ("REITs") as well as real estate operating companies that invest in a variety of property types and regions.

         The Portfolio also may invest in:

                  - equity, debt, or convertible securities of issuers whose products and services are related to the real estate industry;

                  - financial institutions which issue or service mortgages, not to exceed 25% of total assets;

                  - securities of companies unrelated to the real estate industry but which have significant real estate holdings believed to be undervalued;

                  - high-yield debt securities and convertible bonds, not to exceed 20% of total assets;

                  -        mortgage- and asset-backed securities; and

                  -        covered options on securities and stock indexes.
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         The Portfolio is non-diversified, which means that it may invest in securities of a limited number of issuers, and, when compared with other funds, may invest a greater portion of its assets in a particular issuer. When the Portfolio Manager anticipates unusual market or other conditions, the Portfolio may temporarily depart from its principal investment strategies as a defensive measure. To the extent that the Portfolio invests defensively, the Portfolio likely will not achieve its investment objective.